Exhibit 2.1

                        ASSET PURCHASE AGREEMENT


THIS ASSET PURCHASE AGREEMENT ("Agreement") is made August 18, 2006, by and between Girls' Life Acquisition Corp., a Delaware corporation ("Buyer"), Girls' Life, Inc., a Maryland corporation ("Seller") and, for the limited purposes set forth herein, Monarch Services, Inc., a Maryland corporation ("Parent").

                            R E C I T A L S
                            ---------------

     A. Seller is the owner and publisher of Girls' Life magazine (the "Magazine").

     B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the assets owned by the Seller including without limitation those assets used in connection with the business of publishing, promoting and distributing the Magazine as such business is presently conducted and all matters incident and relevant thereto (collectively referred to as the "Business").

                          A G R E E M E N T S
                          -------------------

     Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Agreement to Purchase and Sell. On the terms contained in this Agreement, at the Closing (as herein defined), Buyer shall purchase from Seller, and Seller shall sell to Buyer, all of Seller's right, title and interest to its assets (the "Purchased Assets"), free and clear of any liens, claims, encumbrances or security interests (collectively, "Claims"), exclusive of the Excluded Assets (as herein defined), which Purchased Assets include, without limitation:

           (a)all rights existing under each contract, agreement or arrangement listed and expressly specified to be assumed by Buyer on the attached Purchased Assets Schedule (collectively, the "Assumed Contracts");

           (b) all trademarks, service marks, trade dress, logos and trade names, together with all goodwill associated therewith (including without limitation, the trademarks and trade names "Girls' Life" and "GL" and all translations, adaptations, derivations and combinations of the foregoing and all logos related to the foregoing), copyrights and copyrighted works; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential and proprietary information (including know-how) and computer software (including data and related documentation); together with all associated goodwill with respect thereto and all related books, records, drawings or other indicia, however evidenced, in each case including the items set forth on the attached Purchased Assets Schedule (collectively, the "Intellectual Property Rights");

           (c) all of Seller's subscription and circulation lists (including lists of all past and current Magazine subscribers and all past and current information relating to the Girl Scouts subscription lists), customer lists and supplier lists and correspondence relating to the Business in Seller's files and all promotional and advertising literature and materials (including all advertising space reservations, advertising insertion orders, records of current and former advertisers and any prospect lists for advertising) relating to the Business and all materials used for mailing list development and subscription promotion and fulfillment for the Magazine;

           (d) all accounts receivable, including without limitation, the accounts receivable listed on the Purchased Assets Schedule, together with all cash received by the Seller with respect to the accounts receivable listed on the Purchased Assets Schedule prior to the Closing Date;

           (e) all notes receivable, rights to payment, choses in action, claims against third parties;

           (f) all computer equipment (both hardware and software), office equipment, other equipment, furniture, fixtures, inventory and supplies located in the building at 4529 Harford Road, First Floor Rear, Baltimore, Maryland 21214 (the "4529 Harford Building");

           (g) all claims, deposits, prepayments, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature, other than those relating exclusively to Excluded Assets or Excluded Liabilities;

           (h) all authorizations, franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from federal, state or local governments or governmental agencies or other similar rights that are transferable to Buyer and including, without limitation, the Magazine's qualification as a magazine of general circulation and registration as a magazine entitled to second-class postage rates; and all data and records pertaining thereto;

           (i) all files, documents, lists, drawings, specifications, creative materials, advertising and promotional materials, studies, reports and other printed or written materials, photos, art work and related files, Seller-owned film, negatives, editorial proofs and other editorial materials in Seller's possession, and all rights to issues of the Magazine with "on-sale" dates prior to the Closing Date (including all of Seller's rights to articles printed in such Magazines) and including, without limitation, (i) editorial material, photos and artwork in the process of preparation and (ii) all of Seller's library and archives of back and current issues of the Magazine, and other materials owned by Seller relating historically to the publication and distribution of the Magazine; and

           (j) all rights associated with any web sites relating to the Magazine, including the right to use the domain name GIRLSLIFE.COM in connection with such web sites;

           (k) all other technical information, data and know-how relating to the Business, including all products and publications currently produced, formerly produced or contemplated for production relating to the Business, and all techniques, discoveries, improvements, designs, patterns, production processes, specifications and other non-public information and data relating to the Business;

           (l) all telephone and telephone facsimile numbers and other directory listings utilized in the conduct of the Business, including (i) the telephone numbers 410-426-9600 and 888-999-3222 (the "Business Telephone Numbers") and (ii) those listed on the Purchased Assets Schedule; and

           (m) except for Excluded Assets, all other assets, properties, rights and claims of Seller which are used or held for use or sale in connection with the Business, of every kind and description, wherever located, tangible or intangible, vested or unvested, contingent or otherwise, whether or not specifically enumerated or identified herein.

            The parties acknowledge and agree that the Parent owns certain intellectual property rights and other assets located at the building at 4517 Harford Road, Baltimore, Maryland 21214 ("4517 Harford Building") which are used by the Seller in the Business and which the parties agree are to be included as Purchased Assets for all purposes under this Agreement (the "Related Assets"). The Buyer, Parent and Seller agree to cooperate in good faith to identify all Related Assets as of the Closing and the Parent agrees to deliver at the Closing any bill of sale, assignments, or other instruments of transfer as may be reasonably required to effectuate the transfer of such Related Assets as Purchased Assets under this Agreement.

      2. Excluded Assets. Notwithstanding the foregoing, the following assets are expressly excluded from the purchase and sale contemplated hereby (the "Excluded Assets") and, as such, are not included in the Purchased Assets:

         (a) cash on hand, in bank accounts and cash equivalents, except for cash in an amount equal to the cash received by the Seller with respect to the accounts receivable listed on the Purchased Assets Schedule prior to the Closing Date;

             (b)  Seller's rights under or pursuant to this Agreement;

         (c)  Seller's prepaid taxes or refunds from any taxing authority;

             (d)  any capital stock of Seller;

         (e) corporate charter, minute books, stock books, tax returns, corporate seal and all corporate, accounting and financial records and ledgers, provided that Seller shall provide Buyer (upon Buyer's reasonable request) with copies of any of the foregoing relating to the Purchased Assets which Buyer may reasonably request;

         (f) any right to receive mail and other communications addressed to Seller; provided that Seller shall provide Buyer with any mail and other communications relating exclusively to the Purchased Assets and copies of any mail relating in part to the Purchased Assets or the Business;

         (g) all contracts, agreements and arrangements which are not Assumed Contacts identified on the Purchased Assets Schedule, including Seller's insurance policies in effect on the Closing Date;

                 (h) all other assets expressly listed on the attached Excluded Assets Schedule.

     3.  Liabilities.

        (a) On the terms and subject to the conditions set forth in this Agreement (including paragraph (b) below), as additional consideration for the Purchased Assets, as of the Closing Date, Buyer shall assume and pay or perform only the following debts, liabilities and obligations of Seller (collectively, the "Assumed Liabilities"):


                (i)   the liabilities listed on the Assumed Liabilities
                      Schedule;

                (ii)  any obligations of Seller under the Assumed Contracts;

                (iii) commissions earned on the sale of advertising when and to the extent the account receivable underlying such commission is paid to the Buyer;

                (iv) obligations to those employees employed by Seller immediately prior to the Closing ("Current Seller Employees") for accrued wages, earned commissions (other than commissions relating to any post-Closing event), accrued vacation, accrued sick days, accrued personal days and severance payments, bonuses and similar compensation liabilities; and

                (v) all other liabilities of the Business that are not Excluded Liabilities.

Buyer agrees to discharge and perform in full when due, all of the Assumed Liabilities, together with any liabilities incurred by Buyer in Parent's name.


          (b) Notwithstanding the foregoing, Buyer shall not assume and shall not be deemed to have assumed or in any way become liable for any of the following (collectively, the "Excluded Liabilities"):

          ``````(i)   any liability of Seller for Federal, State and local
income taxes and sales tax on income earned through the Closing Date;

                (ii) any liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby;

                (iii) any liability of Seller relating to the Excluded Assets;

                (iv) any obligation arising in tort or for breach of contract occurring prior to the Closing Date (other than those caused by the actions of Karen Bokram or any of the Current Seller Employees);

                (v) any liability that results from the actions of either Jackson Dott and A. Eric Dott (collectively, the "Principals") that are unrelated to the conduct of the Business; and

                (vi) the liabilities set forth on the Excluded Liabilities Schedule.

For purposes of this Section 3(b), "Seller" shall be deemed to include any predecessors to Seller and any Person with respect to which Seller is a successor in interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise). Seller agrees to discharge and perform in full when due, all of the Excluded Liabilities.

     4. Purchase Price. The aggregate purchase price for the Purchased Assets shall be $900,000 plus the assumption of the Assumed Liabilities (the "Purchase Price"). The Purchase Price shall be paid by Buyer to Seller by (a) assumption of the Assumed Liabilities at the Closing, which shall be deemed to have occurred on execution hereof and (b) delivery to Seller of a promissory note in the principal amount of Nine Hundred Thousand U.S. Dollars ($900,000) (the "Note") in the form attached hereto as Exhibit A at the Closing, which Note provides for the accrual of interest at a rate of six percent (6%) per annum for a period of 90 days, at which time the principal and all accrued interest under the Note will become due and payable. The Buyer will cause the Note to be secured by the pledge of all of its issued and outstanding common stock by Karen Bokram, its sole shareholder, pursuant to a pledge agreement (the "Pledge Agreement') in the form attached hereto as Exhibit B delivered at the Closing. The Pledge Agreement will provide the Seller's exclusive remedy for a payment default under the Note.

     5. Time and Place of Closing. The transactions contemplated by this Agreement shall be consummated (the "Closing") at 10:00 a.m., prevailing business time, at the offices of Holland & Knight LLP, 1600 Tysons Boulevard, Suite 700, McLean, Virginia 22102, and remotely at such other offices and locations as may be suited by delivery by facsimile or overnight courier, on the date hereof (the "Closing Date"). The Closing shall be deemed to be effective for all purposes as of the commencement of business on August 18, 2006.

     6. Buyer's Representations and Warranties. Buyer represents and warrants to Seller that:

        (a) Corporate. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all necessary corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to conduct its business in the manner in which it is presently being conducted.

        (b) Power and Authority. Buyer has full corporate power and authority to enter into and perform this Agreement and the other agreements, instruments or other documents executed by Buyer in connection herewith (the "Other Buyer Documents"). This Agreement and the Other Buyer Documents have been duly executed and delivered by a duly authorized officer of Buyer. Neither the execution and delivery of this Agreement or the Other Buyer Documents by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Buyer's Articles of Incorporation or by-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award.

        (c) Consents. No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person, organization or association is required for the execution and delivery by Buyer of this Agreement and the Other Buyer Documents, and the consummation by Buyer of the transactions contemplated by this Agreement.

        (d) Contracts. To Buyer's knowledge (which for the purposes of this Agreement shall mean the actual knowledge of Ms. Karen Bokram and the Current Seller Employees), the Assumed Contracts constitute all of the contracts and agreements between Seller and any other party which relate to the conduct of the Business and which are to be assumed by the Buyer. To Buyer's knowledge, no event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default by Seller thereunder.

        (e) No Undisclosed Liabilities. Other than the Assumed Liabilities as described in Section 3(a) and set forth in the Assumed Liabilities Schedule and the Excluded Liabilities as described in Section 3(b) and set forth in the Excluded Liabilities Schedule, to the Buyer's knowledge there are no other liabilities or obligations with respect to the Business or the Purchased Assets (and there is no basis for any present or future legal proceeding against any Seller giving rise to any liability).

        (f) Litigation. To Buyer's knowledge, no action, suit, or proceeding is pending or threatened against the Seller before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of the Buyer to own the Purchased Assets. To Buyer's knowledge, there is no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Seller.

        (g) Legal Compliance. To Buyer's knowledge, Seller has complied in all material respects with all laws applicable to the Seller, and the Seller has not received any notice of any violation of any applicable federal, state, or local statute, law, or regulation (including, without limitation, any applicable building, zoning, environmental protection, or other law, ordinance, or regulation) affecting its properties or the operation of the Business.

        (h) Diligence; Risks. Buyer hereby acknowledges that Ms. Karen Bokram has run the Business of the Seller since its inception through the date hereof, and that she has made her own diligent investigation as to the merits and risks of purchasing and owning the Purchased Assets and Assumed Liabilities, and that Seller has not made, and if made Buyer is not relying upon, any representations by Seller relating thereto or in connection therewith other than the representations and warranties made pursuant to this Agreement.

Except for the representations and warranties specifically set forth in this
Section 6, Buyer makes no, and expressly disclaims all, express, implied or statutory warranties of any kind whatsoever. ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY EXCLUDED

     7. Representations and Warranties of Seller. Seller represents and warrants to Buyer that:

        (a) Corporate. Seller is a corporation duly organized, existing and in good standing, under the laws of the State of Maryland. Seller has all necessary corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties, including the Purchased Assets, and to conduct the Business in the manner in which the Business is presently being conducted. Seller has qualified as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of the Business or the nature or location of the assets of the Business requires such qualification.

        (b) Power and Authority. Seller has full power and authority to enter into and perform this Agreement and the other agreements, instruments or other documents executed by Seller in connection herewith (the "Other Seller Documents"). This Agreement and the Other Seller Documents have been duly executed and delivered by a duly authorized officer of Seller. Neither the execution and delivery of this Agreement or the Other Seller Documents by Seller, nor the consummation by Seller of the transactions contemplated hereby, will conflict with or result in a breach of (i) any of the terms, conditions or provisions of Seller's Certificate of Incorporation or By-laws, (ii) of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award, (iii) constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject, or (iv) result in the imposition of any Claim upon any of the Purchased Assets.

        (c)  Consents.   No consent, authorization, order or approval of, or
filing or registration with, any governmental authority or other person, organization or association is required for the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated by this Agreement.

        (d) Title to Assets. Seller has good and marketable title to the Purchased Assets, free and clear of any Claims, and no unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of the Purchased Assets has been recorded, filed, executed or delivered. On the Closing Date, the Seller will convey good and marketable title to the Purchased Assets to Buyer.

        (e) Contracts. To Seller's knowledge (which for the purposes of this Agreement shall mean the actual knowledge of the Principals), the Assumed Contracts constitute all of the contracts and agreements between Seller and any other party which relate to the conduct of the Business and which are to be assumed by the Buyer. To Seller's knowledge, no event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default by Seller thereunder.

        (f) No Undisclosed Liabilities. Other than the Assumed Liabilities as described in Section 3(a) and set forth in the Assumed Liabilities Schedule and the Excluded Liabilities as described in Section 3(b) and set forth in the Excluded Liabilities Schedule, to Seller's knowledge there are no other liabilities or obligations with respect to the Business or the Purchased Assets (and there is no basis for any present or future legal proceeding against any Seller giving rise to any liability).

        (g) Tax Matters. Seller has filed all tax returns that it was required to file as of the Closing Date and to the Seller's knowledge, all such tax returns were correct and complete in all material respects. All taxes owed by Seller have been paid. To Seller's knowledge there are no liens or security interests on any of the assets of the Seller that arose in connection with any failure to pay any tax. The Seller has withheld and paid all taxes that the Seller is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party.

        (h) Litigation. To Seller's knowledge, no action, suit, or proceeding is pending or threatened against the Seller before any court or quai-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of the Buyer to own the Purchased Assets. To Seller's knowledge, there is no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Seller.

        (i) Legal Compliance. To Seller's knowledge, Seller has complied in all material respects with all laws applicable to the Seller, and the Seller has not received any notice of any violation of any applicable federal, state, or local statute, law, or regulation (including, without limitation, any applicable building, zoning, environmental protection, or other law, ordinance, or regulation) affecting its properties or the operation of the Business.

Except for the representations and warranties specifically set forth in this
Section 7, Seller makes no, and expressly disclaims all, express, implied or statutory warranties of any kind whatsoever. ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY EXCLUDED.

     8. Closing Deliveries. At the Closing, each party shall deliver to the party entitled to the receipt thereof the documents required to be delivered below and such other documents, instruments and materials as may be reasonably required to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving party. At the Closing, Seller shall deliver the Purchased Assets to Buyer, Buyer shall confirm receipt of the Purchased Assets and Seller shall confirm receipt of the Purchase Price.

     (a) At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer the following items:

          (i) a bill of sale in the form of Exhibit C, duly executed by the Seller (and Parent, as applicable) (the "Bill of Sale");

          (ii) copyright and trademark assignments in the form of Exhibit D, duly executed by the Seller (and Parent, as applicable) (the
                "IP Assignments");

          (iii) a certificate of the Secretary of the Seller dated as of the Closing Date and attaching copies of a good standing certificate and authorizing resolutions of the Seller and certifying as to the incumbency of the officers of the Seller executing this Agreement and the documents delivered in connection with the transactions contemplated by this Agreement.

     (b) At the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller the following items:

          (i)    the Note;

          (ii)   the Pledge Agreement, duly executed by Karen Bokram;

          (iii)  the Bill of Sale, duly executed by the Buyer;

          (iv) an assumption agreement in the form attached hereto as Exhibit E, duly executed by the Buyer; and

          (v) a certificate of the Secretary of the Buyer dated as of the Closing Date and attaching copies of a good standing certificate and authorizing resolutions of the Buyer and certifying as to the incumbency of the officers of the Buyer executing this Agreement and the documents delivered in connection with the transactions contemplated by this Agreement.

     9.    Post-Closing Agreements.  From and after the Closing:

          (a) Employees. Buyer may in its sole discretion, but is not obligated to, offer at-will employment to Seller's employees in positions and at compensation, with benefits, and upon terms and conditions to be agreed upon between the Buyer and each of the those persons to whom and offer is made.

          (b) Payments of Receivables. In the event Seller shall receive any instrument of payment of any accounts receivable of the Business, Seller shall forthwith deliver such instrument to Buyer, endorsed where necessary, without recourse, in favor of Buyer.

          (c) Transfer Taxes and Fees. Seller or Parent, as applicable, shall pay when due all transfer, documentary, sales, use, stamp, registration and other and all other taxes and fees on the transfer of the Purchased Assets arising by virtue of the sale of the Purchased Assets to Buyer ("Transfer Taxes and Fees") and the Seller or Parent, as applicable, will file all necessary tax returns and other documentation with respect to all such Transfer Taxes and Fees, and, if required by applicable legal requirements, Buyer will join in the execution of any such tax returns and other documentation. Buyer agrees to pay the Seller or Parent, as applicable, at the Closing, or when due if after the Closing Date, (i) 50% of all Transfer Taxes and Fees paid by Seller or Parent with respect to the Purchased Assets (other than the Related Assets) and (ii) 100% of all Transfer Taxes and Fees paid by Seller or Parent with respect to the Related Assets. In connection with this Section 9(c), the parties agree to allocate the Purchase Price as provided in the attached Allocation Schedule.

          (d) Inspection. Seller, on the one hand, and Buyer, on the other hand, shall each retain and make their respective books and records (including work papers in the possession of their respective accountants) with respect to the Business available for inspection by the other party, or by its duly authorized representatives, for reasonable business purposes at all reasonable times during normal business hours, for a one (1) year period following the Closing Date, with respect to all transactions relating to the Business occurring prior to and those relating to the Closing, the historical financial condition, assets, liabilities, results of operations and cash flows of the Business. If at any time Seller determines to destroy or discard any such records, it will give Buyer 30 days written notice of such determination and Buyer will have the right, at its option and expense, to obtain such records from Seller. As used in this Section 9(d), the right of inspection includes the right to make extracts or copies. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party.

          (e) Unassigned Assets. Notwithstanding any provision to the contrary contained herein, Seller shall not be obligated to assign to Buyer any Assumed Contract which provides that it may not be assigned without the consent of the other party thereto and for which such consent is not obtained, but in any such event, Seller shall, to the extent reasonably necessary, cooperate with Buyer in any reasonable arrangement designed to provide the benefits thereof to Buyer. Without limiting the generality of any provision elsewhere herein contained, the non-assignment of any of the foregoing shall not, to the extent the liabilities thereunder would have been Assumed Liabilities but for this paragraph (e), affect the status of such liabilities as Assumed Liabilities, provided the full benefits of such Assumed Contract are obtained by Buyer.

          (f) Non-Competition; Non-Solicitation. In consideration of the benefits of this Agreement to Seller and Parent and in order to induce Buyer to enter into this Agreement, Seller and Parent hereby covenant and agree that from and after the Closing and until the third anniversary of the Closing Date, none of Seller, Parent nor any of their affiliates (including, without limitation, the Principals) shall, directly, or indirectly, as a partner, stockholder, proprietor, consultant, joint venturer, investor or in any other capacity:

               (i) Engage in, or own, manage, operate, control, finance, or participate in the ownership, management, operation, control, or financing of, any business or entity which engages in the business of publishing magazines or other media which are competitive with the Magazine; or

              (ii) Hire or solicit to perform services (as an employee, consultant or otherwise) any Persons who are or, within the twelve (12) month period immediately preceding Seller's action were, employees of Buyer or any of its affiliates or take any actions which are intended to persuade any employee of Buyer or any of such affiliates to terminate his or her association with Buyer or such affiliates; provided, however, that general solicitations of employment published in a journal, newspaper or other publication of general circulation and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this subparagraph (ii).

Notwithstanding the foregoing, in the event Buyer defaults on the payment of the Note, the non-competition and non-solicitation provisions of this Section 9(f) shall terminate.

          (g) Confidentiality. From and after the Closing, Parent, Seller and their affiliates shall keep confidential and not disclose to any other person or entity or use for their own benefit or the benefit of any other person or entity, any information regarding the Magazine or the Business. The obligations under this paragraph shall not apply to information which: (i) is or becomes generally available to the public without breach of the commitment provided for in this paragraph; (ii) is required to be disclosed under Federal securities laws and regulations promulgated thereunder; or (iii) is required to be disclosed by law, order or regulation of a court or tribunal or government authority; provided, however, that in any such case, Seller shall notify Buyer as early as reasonably practicable prior to disclosure to allow Buyer to take appropriate measures to preserve the confidentiality of such information.

          (h) Injunctive Relief. Parent and Seller acknowledge that, given the nature of the Business, the covenants contained in this Section paragraphs (f) and (g) contain reasonable limitations as to time, geographical area and scope of activity to be restrained, and do not impose a greater restraint than is necessary to protect and preserve for the benefit of Buyer the goodwill of Seller and to protect the legitimate business interests of Buyer. If, however, paragraphs (f) or (g) (or any portion thereof) is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of its being too extensive in any other respect or for any other reason it will be interpreted to extend only over the longest period of time for which it may be enforceable and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court and in such action. Parent and Seller agree that Buyer's remedies at law for any breach or threat of breach by Parent or Seller or any of their affiliates of the provisions of paragraph (f) or (g) will be inadequate, and that Buyer shall be entitled to an injunction or injunctions, without the necessity for the posting of a bond or other collateral security, to prevent breaches of the provisions of paragraphs (f) and (g) and to enforce specifically the terms and provisions thereof.

          (i) Use of the Seller's Name. The Seller acknowledges and agrees that all of the Seller's rights in and to, and ownership of, the name of the Seller and the Magazine and any names related or substantially similar thereto shall be transferred hereunder to the Buyer. From and after the Closing, the Seller and its affiliates shall be prohibited from using such names, except as necessary to effect the change of the Seller's name or to evidence that such change has occurred. The Seller and Parent shall file all documents with the appropriate governmental entities in the State of Maryland and such other states in which the Seller (or any other subsidiary of Parent having the words "Girls' Life" in its name) is qualified or registered to do business as a foreign corporation within five Business Days after the Closing, to change the name of the Seller (and any other subsidiary of Parent having the words "Girls' Life" in its name) to a name which does not contain the words "Girls' Life," "GL" or any other substantially similar words. Notwithstanding the above, Parent shall have the right to continue to use "Girls' Life" and "GL" solely in connection with
(i) the land records filed with respect to the properties owned by the Parent's subsidiaries called Peerce's Plantation GL and Girl's Life Mansion during such time as the Parent or its subsidiaries own those properties and (ii) the written materials currently in existence and used by the Seller's subsidiaries other than the Seller until such written materials currently in existence have been used up; provided, that all such rights shall terminate on the sale of the Parent or the relevant subsidiary.

          (j) Use of Facilities. For the 60 day period immediately following the Closing, Parent and Seller will allow Buyer the rent free use of (i) the 4529 Harford Building and (ii) certain designated office space in the 4517 Harford Building currently used in connection with the Business. During the time it occupies the buildings after the Closing Date, Buyer will pay (x) the costs of all utilities (other than water) used by it at the 4529 Harford Building and (y) 10% of the utilities (other than water) for the 4517 Harford Building (representing the parties' agreement as to their pro rata usage of such utilities). Buyer will pay all costs associated with the Business Telephone Numbers from and after the Closing Date. Buyer agree to remove all Business books and records located in the 4529 Harford Building and 4517 Harford Building at the end of the 60 day use period and leave the facilities in broom clean condition.

     (k)  Agreements with Principals

          (i) For a period of one year beginning on the 61st day following the Closing ("Coverage Period"), Buyer will make available to each of the Principals reasonable office space at the principal offices established by the Buyer to operate the Business. Buyer will provide the Principals with the use of such office space rent free; provided however, the Principals will pay the costs of utilities used by them during the Coverage Period, other than water and other common services (such as trash collection and cleaning services) provided to tenants at the facility in which the Buyer's principal offices are located.

          (ii) During the Coverage Period, the Buyer will make available to the Covered Persons (as defined herein) the same medical insurance plan covering the employees of Buyer; provided that to the extent that such medical insurance plan requires a minimum number of employment hours for coverage, each of the Principals agrees to meet such requirements as a condition to the Buyer's obligations to provide such coverage to the Principal and his related Covered Persons. Each Principal will pay all costs (direct and indirect) associated with the provision of such medical insurance to him and his related Covered Persons, including any cost increases incurred by the Buyer for a pricing tier change in the medical insurance plan as a result of the inclusion of the Covered Persons.

         (iii)  Any amounts due from the Principals to the Buyer under this
Section 9(k) shall be invoiced monthly in arrears by the Buyer and payable within 10 days of receipt of such invoice by the Principal.

          (iv) For purposes of this Section 9(k), "Covered Persons" means (i) Jackson Dott, his spouse and his daughter, and (ii) A. Eric Dott, his spouse and his son, A. Eric Dott, Jr.

     (l) Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Buyer, on the terms herein contained, and to otherwise comply with the terms of this Agreement and to consummate the transaction contemplated hereby.

          (m) Operation of the Business in the Ordinary Course. For a period of 90 days beginning on the Closing Date (the "Note Period"), the Buyer shall run the Business in the ordinary course of business and in accordance, in all material respects with the standards and quality in effect with respect to the operation of the Business by Seller as of the Closing Date. In particular during the Note Period, Buyer will continue to employ Karen Bokram in an executive capacity, will provide Seller with a balance sheet and income statement for each of the months of September and October, 2006 (within 10 Business Days of the end of those months) and will not:

          (i) distribute or pay any amounts to Karen Bokram or any of her affiliates other than the payment of salary and reimbursement of expenses incurred in the ordinary course of business;

          (ii) make payments for reimbursements of the meal, travel and entertainment expenses of Karen Bokram or any of her affiliates during the Note Period; or

          (iii) increase the salary of Karen Bokram in excess of the current salary paid to her as of the Closing Date by Seller.

The provisions of this Section 9(m) are referred to as the "Note Period Business Operation Covenants".

     10. Indemnification Obligations of Seller. From and after the Closing for twelve (12) months with respect to matters identified in (a) below and forever with respect to matters identified in (b) and (c) below, Seller shall defend, indemnify, save and keep harmless Buyer and its officers, directors, shareholders, lenders, successors and permitted assigns against and from all Damages (as herein defined) sustained or incurred by any of them resulting from or arising out of or by virtue of:

          (a) any inaccuracy in or breach of any representation and warranty made by Seller in this Agreement;

          (b) any breach by Seller of, or failure by Seller to comply with, any of its covenants or obligations under this Agreement; or

          (c)  the failure to discharge when due any Excluded Liability.

As used in this Agreement, the term "Damages" shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation of any claim.

     11. Indemnification Obligations of Buyer. From and after the Closing for twelve (12) months with respect to matters identified in paragraph (a) below and forever with respect to matters identified in paragraphs (b) and (c) below, Buyer shall defend, indemnify, save and keep harmless Seller from all Damages sustained or incurred by Seller resulting from or arising out of or by virtue of:

          (a) any inaccuracy in or breach of any representation and warranty made by Buyer in this Agreement;

          (b) any breach by Buyer of, or failure by Buyer to comply with, any of its covenants or obligations under this Agreement; and

          (c) any failure of Buyer to pay and/or discharge any of the Assumed Liabilities.

     12.  Miscellaneous.

          (a) Publicity. Except as otherwise required by law, press releases concerning this transaction shall be made only with the prior agreement of Seller and Buyer.

          (b) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth below or at such other address or electronic mail address as the Borrower or Lender may designate by ten (10) days advance written notice to the other party hereto.

If to Buyer, to:

     Girls' Life Acquisition Corp.
     4517 Harford Road
     Baltimore, MD  21214
     Attention: Karen Bokram, President
     Telephone:  (410) 426-9600 x105
     Facsimile:  (410) 254-0991

     With copy (which shall not
     constitute notice) to:

     Holland & Knight LLP
     1600 Tysons Boulevard, Suite 700
     McLean, Virginia 22102
     Attn: Eric Wechselblatt
     Telephone:  703-720-8026
     Facsimile: 703-720-8610


If to Seller, to:

     Monarch Services, Inc.
     4517 Harford Road
     Baltimore, MD  21214
     Attention: Jackson Y. Dott
     Telephone:  410-254-9200
     Facsimile: (410) 254-0991

     With copy (which shall not constitute
     notice) to:

     Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
     233 East Redwood Street
     Baltimore, Maryland 21202
     Attn: Abba David Poliakoff
     Telephone:  410-576-4067
     Facsimile: 410-576-4032

          (c) Fees and Expenses. Each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including attorneys', accountants', brokers' and other professional fees and expenses.

          (d) Entire Agreement. This Agreement and the exhibits hereto constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

          (e) Survival; Non-Waiver. Subject to the terms hereof, all representations and warranties shall survive the Closing (and none shall merge into any instrument of conveyance) regardless of any investigation or lack of investigation by any of the parties hereto. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, right or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

          (f) Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Maryland applicable to contracts made in that State, without regard to any conflict of law principles of the State of Maryland.

          (g) Consent to Jurisdiction. This Agreement has been executed and delivered in and shall be deemed to have been made in Maryland. Each of the parties agrees to the exclusive jurisdiction of any state or Federal court within Baltimore, Maryland, with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered or certified mail or delivered by hand, directed to it at the address provided in Section 12(b), and service so made shall be deemed to be completed when received. Each of the parties waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder. Nothing in this paragraph shall affect the right to serve legal process in any other manner permitted by applicable law.

          (h) Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          (i) Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party. Notwithstanding the foregoing, either party may assign this Agreement to any of its affiliates, or to a purchaser of substantially all of its assets. Any permitted assignee will be obligated to assume the obligations of the assignor, and the assignor shall remain liable performance of all obligations of the assignee.

          (j) Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

          (l) Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

          (m) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

          (n) Counterparts. Counterpart copies of this Agreement may be signed by all Parties and signature pages exchanged by facsimile or email. The Parties intend and agree that counterpart copies signed and exchanged as provided in the preceding sentence shall be fully binding. Counterpart originals of this Agreement shall be exchanged by U.S. mail or express service at the earliest reasonable time following the exchange of signature pages by facsimile or email, each of which shall be an original and all of which together shall constitute the one and same instrument.

          (o) No Strict Construction. The parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Agreement shall be construed as if drafted jointly by the parties hereto, and no rule of strict construction shall be applied against any person or entity.

          (p) Gender. As used in this Agreement, the masculine, feminine or neuter gender shall be deemed to include the others whenever the context so indicates or requires.

          (q) Interpretation. Whenever the term "include" or "including" is used in this Agreement, it shall mean "including, without limitation," (whether or not such language is specifically set forth) and shall not be deemed to limit the range of possibilities to those items specifically enumerated. The words "hereof", "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision. Terms defined in the singular have a comparable meaning when used in the plural and vice versa.


                [SIGNATURE PAGE FOR ASSET PURCHASE AGREEMENT]

     IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement on the date first above written.


                                          GIRLS' LIFE ACQUISITION CORP.


                                          By:  /s/ Karen Bokram
                                               -----------------
                                               Karen Bokram, CEO




                                          GIRLS' LIFE, INC.


                                          By: /s/ A. Eric Dott
                                              ----------------
                                              President




                                          MONARCH SERVICES, INC.


                                          By: /s/ Jackson Y. Dott
                                              -------------------
                                              President


Exhibits

Exhibit A   Note
Exhibit B   Pledge Agreement
Exhibit C   Bill of Sale
Exhibit D   IP Assignment Agreements
Exhibit E   Assumption Agreement


Schedules

Purchased Assets Schedule
Excluded Assets Schedule
Assumed Liabilities Schedule
Excluded Liabilities Schedule
Allocation Schedule